Exhibit 10.28

American Funds Distributors, Inc. 333 South Hope Street Los Angeles, California 90071 Telephone 800/421-9900, ext. 11

Selling group agreement

Ladies and Gentlemen:

We have entered into a principal underwriting agreement with each Fund in The American Funds Group (Funds) under which we are appointed exclusive agent for the sale of shares. As such agent we offer to sell to you as a member of a Selling Group, shares of the Funds as are qualified for sale in your state, on the terms set forth below. We are acting as an underwriter within the meaning of the applicable rules of the National Association of Securities Dealers, Inc. (NASD).

1.	Authorization to Sell

You are to offer and sell shares only at the regular public price currently determined by the respective Funds in the manner described in their offering Prospectuses. This Agreement on your part runs to us and to the respective Funds and is for the benefit of and enforceable by each. The offering Prospectuses and this Agreement set forth the terms applicable to members of the Selling Group and all other representations or documents are subordinate.

2.	Compensation on Sales of Class A Shares and Class 529A Shares

a.	On sales of Class A shares and Class 529A shares of Funds listed in Category 1 on the attached Schedule A that are accepted by us and for which you are responsible, you will be paid dealer concessions as follows:

Purchases	Concession as Percentage of Offering Price	Sales Charge as Percentage of Offering Price
Less than $25,000	5.00%	5.75%
$25,000 but less than $50,000	4.25%	5.00%
$50,000 but less than $100,000	3.75%	4.50%
$100,000 but less than $250,000	2.75%	3.50%
$250,000 but less than $500,000	2.00%	2.50%
$500,000 but less than $750,000	1.60%	2.00%
$750,000 but less than $1,000,000	1.20%	1.50%
$1,000,000 or more	See below	None

b.	On sales of Class A shares and Class 529A shares of Funds listed in Category 2 on the attached Schedule A that are accepted by us and for which you are responsible, you will be paid the same dealer concessions indicated above except as follows:

Purchases	Concession as Percentage of Offering Price	Sales Charge as Percentage of Offering Price
Less than $100,000	3.00%	3.75%

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c.	If you initiate and are responsible for sales of Class A shares and Class 529A shares, a) amounting to $1 million or more, b) made to employer-sponsored defined contribution-type retirement plans that qualify to invest at net asset value under the terms of the Fund Prospectuses, c) made to IRA rollover accounts as described in the Prospectuses, or d) made at net asset value to endowments and foundations with assets of $50 million or more, you will be paid a dealer concession of 1.00% on sales to $4 million, plus 0.50% on amounts over $4 million up to $10 million, plus 0.25% on amounts over $10 million. No dealer concessions are paid on any other sales of shares at net asset value, except that concessions may be paid to dealers on their sales of fund shares to accounts managed by affiliates of The Capital Group Companies, Inc. as set forth in this Agreement. Sales of shares of Washington Mutual Investors Fund below $1 million made in connection with certain accounts established before September 1, 1969 are subject to reduced concessions and sales charges as described in the Washington Mutual Investors Fund Prospectus. With respect to sales of shares of any tax-exempt fund, the concession schedule for sales of shares to endowments and foundations or retirement plans of organizations with assets of $50 million or more is inapplicable. The schedules of sales charges above apply to single purchases, concurrent purchases of two or more of the Funds (except those listed in Category 3 on the attached Schedule A), and purchases made under a statement of intention and pursuant to the right of accumulation, both of which are described in the Prospectuses.

d.	On sales of Class A shares and Class 529A shares of Funds listed in Category 3 on the attached Schedule A, no dealer concessions will be paid.

3.	Compensation on Sales of Class B Shares and Class 529B Shares

a.	On sales of Class B shares and Class 529B shares of Funds listed in Category 1 and Category 2 on the attached Schedule A that are accepted by us and for which you are responsible, you will be paid:

•	a dealer concession of 3.75% of the amount invested, plus

•	an immediate service fee of 0.25% of the amount invested.

b.	On sales of Class B shares and Class 529B shares of Funds listed in Category 3 on the attached Schedule A, no dealer concessions will be paid.

4.	Compensation on Sales of Class C Shares and Class 529C Shares

a.	On sales of Class C shares and Class 529C shares of Funds listed in Category 1 and Category 2 on the attached Schedule A that are accepted by us and for which you are responsible, we will pay you:

•	a dealer concession of 0.75% of the amount invested, plus

•	an immediate service fee of 0.25% of the amount invested.

b.	In addition, we will pay you ongoing compensation on a quarterly basis at the annual rate of 1.00% of the average daily net asset value of Class C shares and Class 529C shares of Funds listed in Category 1, Category 2 and Category 3 that have been invested for 12 months and are held in an account assigned to you at the end of the quarter for which payment is made (note that if the shareholder redeems all shares from an account during the quarter, you will be paid for that portion of the quarter during which the shareholder was invested). The payment of this ongoing compensation is subject to the limitations contained in each Fund’s Plan of Distribution and may be varied or discontinued at any time.

5.	Compensation on Sales of Class 529E Shares

We will pay you ongoing compensation on a quarterly basis at the annual rate of 0.50% of the average daily net asset value of Class 529E shares of Funds listed in Category 1, Category 2 and Category 3 that are held in an account assigned to you at the end of the quarter for which payment is made (note that if the shareholder redeems all shares from an account during the

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quarter, you will be paid for that portion of the quarter during which the shareholder was invested). The payment of this ongoing compensation is subject to the limitations contained in each Fund’s Plan of Distribution and may be varied or discontinued at any time.

6.	Ongoing Service Fees for Class A, Class 529A Class B and Class 529B Shares

We are also authorized to pay you continuing service fees each quarter with respect to the Class A, Class 529A, Class B and Class 529B shares of all the Funds to promote selling efforts and to compensate you for providing certain services to your clients, subject to your compliance with the following terms, which may be revised by us from time to time. Your eligibility to continue receiving this compensation will be evaluated periodically, and your failure to comply with the terms below may result in our discontinuing service fee payments to you. Initial qualification does not assure continued participation, and this service fee program may be amended or terminated by us at any time as indicated below.

a.	You agree to cooperate as requested with programs that we provide to enhance shareholder service. You also agree to assume an active role in providing shareholder services such as processing purchase and redemption transactions, establishing shareholder accounts, and providing certain information and assistance with respect to the Funds. Redemption levels of shareholder accounts assigned to you will be considered in evaluating your continued participation in this service fee program.

b.	You agree to support our marketing efforts by granting reasonable requests for visits to your offices by our wholesalers and, to the extent applicable, by including all Funds covered by this Agreement on your “approved” list.

c.	You agree to assign an individual to each shareholder account on your books and to reassign the account should that individual no longer be assigned to the account. You agree to instruct each such individual to regularly contact shareholders having accounts so assigned.

d.	You agree to pass through either directly or indirectly to the individual(s) assigned to such accounts a share of the service fees paid to you pursuant to this Agreement. You recognize that the service fee is intended to compensate the individual for providing, and encourage the individual to continue to provide, service to the account holder.

e.	You acknowledge that (i) all service fee payments are subject to the limitations contained in each Fund’s Plan of Distribution and may be varied or discontinued at any time, (ii) in order to receive a service fee for a particular quarter, the fee must amount to at least $100, and (iii) no service fees will be paid on shares purchased under the net asset value purchase privilege as described in the Funds’ statements of additional information.

f.	On Class A, Class 529A, Class B and Class 529B shares of Funds listed in Category 1 and Category 2 on the attached Schedule A, we will pay you a quarterly service fee at the following annual rates, based on the average daily net asset value of Class A, Class 529A, Class B and Class 529B shares, respectively, that have been invested for 12 months and are held in an account assigned to you at the end of the quarter for which payment is made (note that if the shareholder redeems all shares from an account during the quarter, you will be paid for that portion of the quarter during which the shareholder was invested):

Annual Service Fee Rate
Shares with a first anniversary of purchase before 7-1-88*	0.15%
Shares with a first anniversary of purchase on or after 7-1-88	0.25%
Shares of state-specific tax-exempt funds	0.25%

*	Except U.S. Government Securities Fund, which pays service fees at the 0.25% rate on all shares held at least 12 months.

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g.	On Class A, Class 529A, Class B and Class 529B shares of Funds listed in Category 3 on the attached Schedule A, we will pay you a quarterly service fee at the following annual rates, based on the average daily net asset value of Class A, Class 529A, Class B and Class 5298 shares, respectively, that have been invested for 12 months and are held in an account assigned to you at the end of the quarter for which payment is made (note that if the shareholder redeems all shares from an account during the quarter, you will be paid for that portion of the quarter during which the shareholder was invested):

Annual Service Fee Rate
All Shares	0.15%

7.	Order Processing

Any order by you for the purchase of shares of the respective Funds through us shall be accepted at the time when it is received by us (or any clearinghouse agency that we may designate from time to time), and at the offering and sale price next determined, unless rejected by us or the respective Funds. In addition to the right to reject any order, the Funds have reserved the right to withhold shares from sale temporarily or permanently. We will not accept any order from you that is placed on a conditional basis or subject to any delay or contingency prior to execution. The procedure relating to the handling of orders shall be subject to instructions that we shall forward from time to time to all members of the Selling Group. The shares purchased will be issued by the respective Funds only against receipt of the purchase price, in collected New York or Los Angeles Clearing House funds subject to deduction of all concessions on such sale (reallowance of any concessions to which you are entitled on purchases at net asset value will be paid through our direct purchase concession system). If payment for the shares purchased is not received within three days after the date of confirmation the sale may be cancelled forthwith, by us or by the respective Funds, without any responsibility or liability on our part or on the part of the Funds, and we and/or the respective Funds may hold you responsible for any loss, expense, liability or damage, including loss of profit suffered by us and/or the respective Funds resulting from your delay or failure to make payment as aforesaid.

8.	Timeliness of Submitting Orders

You are obliged to date and indicate the time of receipt of all orders you receive from your customers and to transmit promptly all orders to us in time to provide for processing at the price next determined after receipt by you, in accordance with the Prospectuses. You are not to withhold placing with us orders received from any customers for the purchase of shares. You shall not purchase shares through us except for the purpose of covering purchase orders already received by you, or for your bona fide investment.

9.	Repurchase of Shares

If any share is repurchased by any of the Funds or is tendered thereto for redemption within seven business days after confirmation by us of the original purchase order from you for such security, you shall forthwith refund to us the full concessions paid to you on the original sale.

10.	Processing Redemption Requests

You shall not purchase any share of any of the Funds from a record holder at a price lower than the net asset value next determined by or for the Funds’ shares. You shall, however, be permitted to sell any shares for the account of a shareholder of the Funds at the net asset value currently quoted by or for the Funds’ shares, and may charge a fair service fee for handling the transaction provided you disclose the fee to the record owner.

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11.	Prospectuses and Marketing Materials

We shall furnish you without charge reasonable quantities of offering Prospectuses (including any supplements currently in effect), current shareholder reports of the Funds, and sales materials issued by us from time to time. In the purchase of shares through us, you are entitled to rely only on the information contained in the offering Prospectus(es). You may not publish any advertisement or distribute sales literature or other written material to the public that makes reference to us or any of the Funds (except material that we furnished to you) without our prior written approval.

12.	Effect of Prospectus

This Agreement is in all respects subject to statements regarding the sale and repurchase or redemption of shares made in offering Prospectuses of the Funds, and to the applicable Rules of the NASD, which shall control and override any provision to the contrary in this Agreement.

13.	Relationship of Parties

You shall make available shares of the Funds only through us. In no transaction (whether of purchase or sale) shall you have any authority to act as agent for, partner of, or participant in a joint venture with us or with the Funds or any other entity having either a Selling Group Agreement or other Agreement with us.

14.	State Securities Qualification

We act solely as agent for the Funds and are not responsible for qualifying the Funds or their shares for sale in any jurisdiction. Upon written request we will provide you with a list of the jurisdictions in which the Funds or their shares are qualified for sale. We also are not responsible for the issuance, form, validity, enforceability or value of Fund shares.

15.	Representations

You represent that (a) you are a properly registered or licensed broker or dealer under applicable federal and state securities laws and regulations, (b) you are a member of the NASD, (c) your membership with the NASD is not currently suspended or terminated and (d) to the extent you offer any Class 529 shares, you are properly registered to offer such shares. You agree to notify us immediately if any of the foregoing representations is no longer true. (The provisions of this section do not apply to a broker or dealer located in a foreign country and doing business outside the jurisdiction of the United States.)

16.	Confidentiality

Each party to this Agreement agrees to maintain all information received from the other party pursuant to this Agreement in confidence, and each party agrees not to use any such information for any purpose, or disclose any such information to any person, except as permitted by applicable laws, rules and regulations. This provision shall survive the termination of this Agreement.

17.	Termination

Either of us may cancel this Agreement at any time by written notice to the other.

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18.	Notices

All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or sent by overnight courier to you at the address specified by you below.

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Execute this Agreement in duplicate and return one of the duplicate originals to us for our file. This Agreement (i) may be amended by notification from us and orders received following such notification shall be deemed to be an acceptance of any such amendment and (ii) shall be construed in accordance with the laws of the State of California.

Very truly yours,
American Funds Distributors, Inc.

By	/s/ Kevin G. Clifford
Kevin G. Clifford
President

Accepted

Firm

By
Officer or Partner

Address:

Date:

January 2002    6

Schedule A

January 1, 2002

(supersedes Schedule A dated January 15, 2001)

Category 1

AMCAP Fund

American Balanced Fund

American Mutual Fund

Capital Income Builder

Capital World Growth and Income Fund

EuroPacific Growth Fund

Fundamental Investors

Growth Fund of America

Income Fund of America

Investment Company of America

New Economy Fund

New Perspective Fund

New World Fund

SMALLCAP World Fund

Washington Mutual Investors Fund

Category 2

American High-Income Trust

American High-Income Municipal Bond Fund (Class 529A, 529B, 529C and 529E shares are not available)

Bond Fund of America

Capital World Bond Fund

Intermediate Bond Fund of America

Limited Term Tax-Exempt Bond Fund of America (Class 529A, 529B, 529C and 529E shares are not available)

Tax-Exempt Bond Fund of America (Class 529A, 529B, 529C and 529E shares are not available)

Tax-Exempt Fund of California (Class 529A, 529B, 529C and 529E shares are not available)

Tax-Exempt Fund of Maryland (Class 529A, 529B, 529C and 529E shares are not available)

Tax-Exempt Fund of Virginia (Class 529A, 529B, 529C and 529E shares are not available)

U.S. Government Securities Fund

Category 3

Cash Management Trust of America (Class B, C, 529B and 529C shares are available for exchanges only)

Tax-Exempt Money Fund of America (Class B, C, 529A, 529B, 529C and 529E shares are not available)

U.S. Treasury Money Fund of America (Class B, C, 529A, 529B, 529C and 529E shares are not available)

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American Funds Distributors, Inc.
333 South Hope Street
Los Angeles, California 90071
(800) 421-9900, ext. 3
June 2006

To Our Dealer Friends,

As you may know, American Funds offers PlanPremier®, our proprietary full-service retirement plan recordkeeping program. In order to better meet the needs of plan sponsors and financial advisers, we are modifying PlanPremier by, among other things, introducing “levelized compensation” to the dealers who advise clients participating in PlanPremier. The purpose of this notice is to amend the selling group agreement (the “Agreement”) you have with American Funds Distributors to reflect a new schedule of compensation payable on sales of mutual funds available through PlanPremier. The mutual funds available through PlanPremier currently include American Funds as well as other mutual fund families. Please note, this new schedule of compensation applies to sales in respect of PlanPremier only and does not impact any other sales of American Funds.

The provisions below amend the Agreement that we have with you. The Agreement is amended by adding the following:

Mutual Funds Sold Through PlanPremier

With respect to sales you make through American Funds’ PlanPremier retirement plan recordkeeping program, we will pay you as servicing dealer ongoing compensation on a quarterly basis, at the applicable annual rate set forth below, of the average daily net asset value of Eligible Plan Assets that are held in a retirement plan (Plan) assigned to you at the end of the quarter for which payment is made. For purposes of this Agreement, Eligible Plan Assets mean total Plan assets (including assets invested in American Funds and other mutual funds or investment options approved for use in PlanPremier), excluding (i) assets held in self-directed brokerage accounts, (ii) employer stock and (iii) any other investment option not approved for use in PlanPremier. This ongoing compensation will accrue on a calendar-quarter basis. The payment of this compensation is subject to the limitations contained in each American Funds’ Plan of Distribution and may be varied or discontinued at any time.

Eligible Plan Assets[1]	Annual Compensation Rate
Eligible Plan Assets that include American Funds Class R-2 shares	0.65%
Eligible Plan Assets that include American Funds Class R-3 shares	0.35%
Eligible Plan Assets that include American Funds Class R-4 shares	0.20%
Eligible Plan Assets that include American Funds Class R-5 shares	No compensation paid

[1]	American Funds Class R-1 shares are not available to Plans for which a PlanPremier proposal is generated on or after July 31, 2006.

The compensation described above will take effect with any Plan for which a PlanPremier proposal is generated on or after July 31, 2006. The terms of compensation payable with respect to Plans participating in PlanPremier as of July 30, 2006 will continue unaffected. Plans for which PlanPremier proposals are generated on or before July 30, 2006 will retain the terms of compensation in effect for Plans participating in PlanPremier as of the proposal date so long as the Plan sponsor commits to participating in PlanPremier by December 31, 2006.

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The Agreement remains unchanged in all other respects. Any sales you make for a PlanPremier client whose PlanPremier proposal is generated on or after July 31, 2006 shall be deemed an acceptance of this amendment to your Agreement.

Very truly yours,

/s/ Kevin G. Clifford
Kevin G. Clifford